Contact:

                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        karen.howard@cmworks.com
                                                        ------------------------


   COLUMBUS MCKINNON REPORTS FISCAL 2008 THIRD QUARTER EPS OF $0.52 REFLECTING
              CONTINUED MARGIN EXPANSION AND STRONG REVENUE GROWTH

     o THIRD QUARTER REVENUE INCREASED 9.3% TO $155.2 MILLION ON STRONG GLOBAL PERFORMANCE; PRODUCTS SEGMENT SALES INCREASED 10.7% TO $140.5 MILLION

     o GROSS MARGIN IMPROVED 290 BASIS POINTS COMPARED WITH THE YEAR-AGO QUARTER TO 30.1%; OPERATING MARGIN UP 180 BASIS POINTS TO 12.3%

     o QUARTERLY DILUTED EPS OF $0.52, UP 8.3% FROM LAST YEAR AND 39.5% HIGHER ON A PRO FORMA BASIS

     o DEBT, NET OF CASH, REDUCED 11.8% IN QUARTER TO $88.8 MILLION, 24.1% OF TOTAL CAPITALIZATION

AMHERST, N.Y., January 24, 2008 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2008 third quarter that ended on December 30, 2007. Net sales for the period were $155.2 million, up 9.3% over the same period in the prior year. International sales were $55.8 million, or 36% of total net sales, up $6.4 million, or 13% from the third quarter of fiscal 2007. Products segment sales, which represented 90.5% of total revenue, increased $13.6 million, or 10.7%, to $140.5 million on strong sales reported by CMCO Europe's operations as well as the Company's domestic hoists, cranes and rigging products. The Solutions segment reported a revenue decline of $0.4 million to $14.7 million, due to planned revenue reduction in the Company's Univeyor business. Columbus McKinnon announced earlier this month that it is pursuing strategic alternatives for Univeyor, including the possible sale of the business.

Timothy T. Tevens, President and Chief Executive Officer, commented, "Strong performance in the quarter, particularly from domestic hoists, cranes, rigging products and Columbus McKinnon Europe, resulted in robust growth in revenue, margins and core earnings. Demand from our target markets continues, both by industry and geography. Also, our continued focus on debt reduction, combined with our strong operating performance, resulted in a further upgrade in our debt rating from Moody's during the quarter."

Net income of $10.0 million for the fiscal 2008 third quarter increased 9.5% from fiscal 2007 third quarter net income of $9.1 million. On a per diluted share basis, fiscal 2008 third quarter net income was $0.52, $0.04 or 8.3% higher than $0.48 in the same period last year. Excluding the net-of-tax effect of $2.2 million of investment income from an asset reallocation in the fiscal 2007 third quarter and bond redemption costs from both periods, fiscal 2008 third quarter pro forma net income per diluted share of $0.53 represents a 39.5% increase from fiscal 2007 pro forma net income per diluted share of $0.38.


                   FY 2008/2007 Q3 RECONCILIATION OF GAAP NET
                     INCOME TO NON-GAAP PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

----------------------------------------------------------------- ---------------------------------- --------------------------
                                                                             FY 2008 Q3                        FY 2007 Q3
----------------------------------------------------------------- ---------------------------------- --------------------------
GAAP net income                                                                 $9,994     +9.5%                 $9,126
----------------------------------------------------------------- ---------------------------------- --------------------------
Financing costs - Notes repurchases                                                177                              359
----------------------------------------------------------------- ---------------------------------- --------------------------
Captive insurance gains from asset reallocation                                     --                           (3,410)
----------------------------------------------------------------- ---------------------------------- --------------------------
Income tax (expense)/benefit                                                       (62)                           1,068
----------------------------------------------------------------- ---------------------------------- --------------------------
Non-GAAP pro forma net income                                                  $10,109    +41.5%                 $7,143
----------------------------------------------------------------- ---------------------------------- --------------------------
GAAP net income per diluted share*                                               $0.52     +8.3%                  $0.48
----------------------------------------------------------------- ---------------------------------- --------------------------
Non-GAAP pro forma net income per diluted share*                                 $0.53    +39.5%                  $0.38
----------------------------------------------------------------- ---------------------------------- --------------------------

* SHARES IN THOUSANDS USED IN Q3 PER DILUTED SHARE CALCULATIONS -- FY08: 19,200;
FY07: 18,954



THIRD QUARTER FISCAL 2008 REVIEW
--------------------------------

Gross margin improved 290 basis points to 30.1% compared with 27.2% in the third quarter of fiscal 2007, resulting in a 20.8% increase in gross profit on the 9.3% increase in sales. Operating income of $19.2 million for the fiscal 2008 third quarter was up from $14.9 million for the fiscal 2007 third quarter, generating 32.4% operating leverage on the incremental sales, surpassing the Company's long-term sustainable operating leverage target of 20%-30%. As a percent of sales, operating income produced a 12.3% margin in the fiscal 2008 third quarter, up 180 basis points from the same period last year. The Products segment's volume growth and the Univeyor stabilization, as well as strength in the remainder of the Solutions segment, primarily the Shredder business, contributed to the improvement.

The Company's continued strategic investments in selling and marketing expenses drove a $2.0 million increase in those expenses, with currency translation contributing an additional $0.8 million increase, both compared with the third quarter of fiscal 2007. As a percent of revenue, selling and marketing expenses were 11.5% for this year's quarter, compared with 10.6% last year.

A $1.0 million increase in general and administrative expenses also reflects continued investments to support the Company's global expansion, including increases in staffing for new product engineering and development and also $0.3 million of currency translation.

Lower debt in this year's third quarter resulted in a $0.6 million, or 14.6%, decrease in interest and debt expense for the current quarter and reflects the Company's activities to strengthen its capital structure by eliminating or efficiently refinancing higher cost debt.

During the quarter, the Company redeemed $3.0 million of its 8 7/8% notes, incurring a one-time cost of $0.2 million to save $0.3 million of interest expense annually. Similarly during last year's quarter, the Company redeemed $3.7 million of its 10% notes, incurring a one-time cost of $0.4 million to save $0.4 million in annual interest expense.

Investment income in the fiscal 2008 third quarter was $0.3 million, down from $3.8 million in the fiscal 2007 third quarter. Last year's quarter reflected
$3.4 million in one-time pre-tax gains in the Company's captive insurance company portfolio due to an asset reallocation.

The Company realized $0.8 million of other income in this year's quarter compared with $0.2 million last year, primarily from interest on invested cash.

Working capital as a percent of sales was 19.7% at the end of the fiscal 2008 third quarter compared with 19.6% at the end of the prior year's third quarter and 21.2% at the end of the fiscal 2008 second quarter. CMCO's long term objective is to reduce working capital as a percent of sales to 15%.

Debt, net of cash, at December 30, 2007, was $88.8 million, or 24.1% of total capitalization, a reduction of $52.3 million from $141.1 million, or 37.7% of total capitalization, a year ago. At fiscal 2008 third quarter end, gross debt was $149.9 million, or 34.9% of total capitalization, a reduction of $23.3 million from $173.2 million, or 42.7% of total capitalization a year ago. The Company's availability on its $75 million line of credit with its bank group at December 30, 2007 was $63.6 million.

The Company continues to realize the cash flow benefits of its U.S. net operating loss (NOL) carryforward, of which $6.2 million, representing approximately $2.2 million of cash tax savings, remained available as of December 30, 2007 and is expected to be fully utilized in the fiscal fourth quarter. The effective tax rate for the quarter was 40.8% compared with 38.2% for the prior year's quarter. The increase was primarily due to the recording of a valuation allowance against deferred tax assets of the Company's Univeyor business. The Company expects the rate to be in the 38% to 39% range for normal ongoing operations.

Capital expenditures for the third quarter of fiscal 2008 were $2.4 million, relatively consistent with last year's $2.5 million. Capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities. The Company anticipates capital spending to total approximately $11 to $12 million in fiscal 2008.

PRODUCTS SEGMENT
----------------

Products segment net sales for the third quarter of fiscal 2008 increased 10.7% compared with last year's third quarter and represented 90.5% of consolidated net sales. The fluctuation compared with last year's quarter is summarized as follows, in millions:

         Increased volume                    $     8.5            6.7%

         Additional shipping day                   2.1            1.7%

         Improved pricing                          1.6            1.3%

         Foreign currency translation              3.7            2.9%

         Divested business *                      (2.3)          (1.9%)
                                             ---------          ------

         Total                               $    13.6           10.7%
                                             =========          ======

         * Divested business is Larco Industrial Services, Ltd.; sale announced March 5, 2007

Products segment sales growth included significant contributions from Columbus McKinnon Europe operations as well as solid demand from the domestic hoist, crane and rigging businesses.

Gross margin for the segment improved 180 basis points to 31.5% compared with 29.7% in last year's third quarter. Income from operations, as a percent of sales, was 13.5% for this period, an 80 basis point improvement over 12.7% in the fiscal 2007 third quarter. Despite increased selling and marketing investments, the Company continues to penetrate new markets and launch new products, driving revenue that more than offsets the effect of higher spending.

Backlog stood at $54.9 million at the end of the quarter compared with backlog of $58.4 million and $63.0 million at the end of the fiscal 2008 second and first quarters, respectively. The decrease is primarily due to the fulfillment of large crane orders received in the fiscal first quarter. The time to convert the majority of Products segment backlog to sales averages from one day to a few weeks, and backlog for this segment normally represents four to five weeks of shipments, with backlog at December 30 representing approximately five weeks of shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $14.7 million in the fiscal 2008 third quarter, slightly below last year's $15.2 million, driven primarily by the Company's tire shredder operation offsetting the decline in the Univeyor business. Gross margin improved 1040 basis points to 16.8% compared with 6.4% last year. Further, operating income improved 1000 basis points to 1.8% compared with last year's negative 8.2% operating loss. Improved profitability was significantly affected by the results of operational restructuring at the Company's Univeyor business.

Backlog for the Solutions segment at December 30, 2007 was $17.0 million, an increase from backlog of $15.7 million and $8.5 million at the end of the fiscal 2008 second and first quarters, respectively. The increase was driven primarily by strong demand within the segment's tire shredder business. For this segment, the average cycle time for backlog to convert to sales generally ranges from one to six months.

Mr. Tevens stated, "The Solutions segment has been steadily improving over the last three quarters with our restructuring of the Univeyor business. However, because Univeyor's customer base and channels to market differ from our Products segment, we have concluded that Univeyor no longer strategically aligns with the rest of our business and recently announced that we are pursuing the possible sale of this business. We are pleased that the remainder of our Solutions business, specifically the tire shredder operation which sells a product that addresses tire waste regulatory requirements, is performing well."


NINE-MONTH FISCAL 2008 REVIEW
-----------------------------

Net sales for the first nine months of fiscal 2008 were $454.7 million, up 5.0%, or $21.7 million compared with the first nine months of fiscal 2007. Gross profit of $136.6 million was 13.9% higher for this fiscal year's first nine months resulting in a 230 basis point improvement in gross profit margin to 30.0%. Selling, general and administrative (SG&A) expenses combined were $79.0 million in the first nine months of fiscal 2008 compared with $71.3 million in the prior fiscal year. As a percent of sales, SG&A was 17.4% and 16.5% for the fiscal 2008 and 2007 nine-month periods, respectively. As previously noted, the increase was primarily due to investments made to support the Company's strategic growth initiatives. Operating margin for the first nine months of fiscal 2008 was 12.4% compared with 11.3% for the first nine months of fiscal 2007, representing 35.8% operating leverage. Interest expense in the first nine months of fiscal 2008 was down $1.5 million, or 11.6%, to $11.2 million reflecting a $16.7 million year-over-year reduction in average debt outstanding.

Net income was $29.0 million for the first nine months of fiscal 2008 compared with net income of $23.0 million for the first nine months of fiscal 2007. On a per diluted share basis, first nine months fiscal 2008 net income was $1.51 compared with $1.22 in the same period last year. During the fiscal 2008 period, the Company recorded net after-tax charges of $1.1 million, or $0.06 per diluted share, in financing costs. Similarly, during the first nine months of fiscal 2007, the Company recorded net after-tax charges of $3.2 million, or $0.17 per diluted share, in financing costs. Additionally, during fiscal 2007 the Company recorded a $3.4 million pre-tax investment gain, or a net after-tax gain of $2.2 million, representing $0.12 per diluted share, upon an asset reallocation. Excluding the effect of these unusual items, fiscal 2008 year-to-date pro forma net income per diluted share was $1.57, a 23.6% increase from fiscal 2007 year-to-date pro forma net income per diluted share of $1.27.


                   FY 2008/2007 YTD RECONCILIATION OF GAAP NET
                     INCOME TO NON-GAAP PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

----------------------------------------------------------------- ---------------------------------- --------------------------
                                                                             FY 2008 YTD                    FY 2007 YTD
----------------------------------------------------------------- ---------------------------------- --------------------------
GAAP net income                                                                 $28,967     +25.9%             $23,012
----------------------------------------------------------------- ---------------------------------- --------------------------
Financing costs - Notes repurchases                                               1,620                          4,942
----------------------------------------------------------------- ---------------------------------- --------------------------
Captive insurance gains from asset reallocation                                      --                         (3,410)
----------------------------------------------------------------- ---------------------------------- --------------------------
Income tax (expense)/benefit                                                       (567)                          (536)
----------------------------------------------------------------- ---------------------------------- --------------------------
Non-GAAP pro forma net income                                                   $30,020     +25.0%             $24,008
----------------------------------------------------------------- ---------------------------------- --------------------------
GAAP net income per diluted share*                                                $1.51     +23.8%               $1.22
----------------------------------------------------------------- ---------------------------------- --------------------------
Non-GAAP pro forma net income per diluted share*                                  $1.57     +23.6%               $1.27
----------------------------------------------------------------- ---------------------------------- --------------------------

* SHARES  IN  THOUSANDS  USED IN YTD PER  DILUTED  SHARE  CALCULATIONS  -- FY08:
19,144; FY07: 18,929


Net cash provided by operations was $38.0 million for the fiscal 2008 first nine months, a 39.5% increase from $27.2 million in the fiscal 2007 period due to increased profits and lower working capital requirements. However, working capital requirements, particularly inventories, continued to utilize cash during fiscal 2008.

SUMMARY
-------

Mr. Tevens concluded, "We see sustained strength in global industrial markets, along with our diligent focus on profit generation, continuing to drive our profitable growth for the remainder of fiscal 2008. Products segment bookings for the third quarter were up in the mid-to-high single digit range over last year's third quarter. We are also pleased with the market reception of our various new products designed in accordance with international standards and suitable for global use, including hoists and rigging products. Our efforts in international markets including the eastern European emerging markets over the last two years are resulting in market share gains. In addition, we will continue  to  search  for  small,  bolt-on  acquisitions  around  the  world  to complement this organic growth while maintaining a conservative capital structure."

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
-----------------------


TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for January 24, 2008 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until January 31, 2008 by dialing 1-866-395-7239. Alternatively, you may access an archive of the call until May 21, 2008 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.
    ----------------------------------------------

SAFE HARBOR STATEMENT
---------------------
THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


TABLES FOLLOW.


                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                             THREE MONTHS ENDED
                                                                             ------------------
                                                            DECEMBER 30, 2007              DECEMBER 31, 2006          CHANGE
                                                            -----------------              -----------------          ------
NET SALES                                                        $ 155,196                      $ 142,044               9.3%
Cost of products sold                                              108,522                        103,421               4.9%
                                                          ------------------------------------------------------
Gross profit                                                        46,674                         38,623              20.8%
   Gross profit margin                                                30.1  %                        27.2  %
Selling expense                                                     17,818                         14,989              18.9%
General and administrative expense                                   9,516                          8,566              11.1%
Restructuring charges                                                  149                            128              16.4%
Amortization                                                            29                             44             -34.1%
                                                          ------------------------------------------------------
INCOME FROM OPERATIONS                                              19,162                         14,896              28.6%
                                                          ------------------------------------------------------
Interest and debt expense                                            3,445                          4,034             -14.6%
Cost of bond redemptions                                               177                            359             -50.7%
Investment income                                                     (261)                        (3,774)            -93.1%
Other income                                                          (835)                          (151)            453.0%
                                                          ------------------------------------------------------
Income from continuing operations before income tax
expense                                                             16,636                         14,428              15.3%
Income tax expense                                                   6,781                          5,510              23.1%
                                                          ------------------------------------------------------
Income from continuing operations                                    9,855                          8,918              10.5%
Income from discontinued operations                                    139                            208             -33.2%
                                                          ------------------------------------------------------
NET INCOME                                                       $   9,994                      $   9,126               9.5%
                                                          ======================================================

Average basic shares outstanding                                    18,753                         18,544               1.1%
Basic income per share:
   Continuing operations                                         $    0.52                      $    0.48               8.3%
   Discontinued operations                                            0.01                           0.01
                                                          ------------------------------------------------------
   Net income                                                    $    0.53                      $    0.49               8.2%
                                                          ======================================================

Average diluted shares outstanding                                  19,200                         18,954               1.3%
Diluted income per share:
   Continuing operations                                         $    0.51                      $    0.47               8.5%
   Discontinued operations                                            0.01                           0.01
                                                          ------------------------------------------------------
   Net income                                                    $    0.52                      $    0.48               8.3%
                                                          ======================================================



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                             NINE MONTHS ENDED
                                                                             -----------------
                                                            DECEMBER 30, 2007              DECEMBER 31, 2006          CHANGE
                                                            -----------------              -----------------          ------
NET SALES                                                        $ 454,716                      $ 432,963               5.0%
Cost of products sold                                              318,116                        313,040               1.6%
                                                          ------------------------------------------------------
Gross profit                                                       136,600                        119,923              13.9%
   Gross profit margin                                                30.0  %                        27.7  %
Selling expense                                                     51,208                         45,095              13.6%
General and administrative expense                                  27,839                         26,195               6.3%
Restructuring charges                                                  894                           (278)           -421.6%
Amortization                                                            82                            131             -37.4%
                                                          ------------------------------------------------------
INCOME FROM OPERATIONS                                              56,577                         48,780              16.0%
                                                          ------------------------------------------------------
Interest and debt expense                                           11,250                         12,722             -11.6%
Cost of bond redemptions                                             1,620                          4,942             -67.2%
Investment income                                                     (812)                        (4,560)            -82.2%
Other income                                                        (2,312)                        (1,444)             60.1%
                                                          ------------------------------------------------------
Income from continuing operations before income tax
expense                                                             46,831                         37,120              26.2%
Income tax expense                                                  18,281                         14,673              24.6%
                                                          ------------------------------------------------------
Income from continuing operations                                   28,550                         22,447              27.2%
Income from discontinued operations                                    417                            565             -26.2%
                                                          ------------------------------------------------------
NET INCOME                                                       $  28,967                      $  23,012              25.9%
                                                          ======================================================

Average basic shares outstanding                                    18,702                         18,491               1.1%
Basic income per share:
   Continuing operations                                         $    1.53                      $    1.21              26.4%
   Discontinued operations                                            0.02                           0.03
                                                          ------------------------------------------------------
   Net income                                                    $    1.55                      $    1.24              25.0%
                                                          ======================================================

Average diluted shares outstanding                                  19,144                         18,929               1.1%
Diluted income per share:
   Continuing operations                                         $    1.49                      $    1.19              25.2%
   Discontinued operations                                            0.02                           0.03
                                                          ------------------------------------------------------
   Net income                                                    $    1.51                      $    1.22              23.8%
                                                          ======================================================


                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                              DECEMBER 30, 2007   MARCH 31, 2007
                                              -----------------   --------------
ASSETS
Current assets:

   Cash and cash equivalents                     $    61,073        $    48,655
   Trade accounts receivable                          93,928             97,269
   Unbilled revenues                                  11,181             15,050
   Inventories                                        91,612             77,179
   Prepaid expenses                                   17,753             18,029
                                                 ------------------------------
     Total current assets                            275,547            256,182
                                                 ------------------------------
Net property, plant, and equipment                    56,684             55,231
Goodwill and other intangibles, net                  186,705            185,903
Marketable securities                                 30,213             28,920
Deferred taxes on income                              20,549             34,460
Other assets                                           6,595              4,942
                                                 ------------------------------
TOTAL ASSETS                                     $   576,293        $   565,638
                                                 ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                        $    10,356        $     9,598
   Trade accounts payable                             36,014             35,896
   Accrued liabilities                                57,698             52,344
   Restructuring reserve                                  15                599
   Current portion of long-term debt                     460                297
                                                 ------------------------------
Total current liabilities                            104,543             98,734
                                                 ------------------------------
Senior debt, less current portion                      6,072             26,168
Subordinated debt                                    133,000            136,000
Other non-current liabilities                         53,019             63,411
                                                 ------------------------------
Total liabilities                                    296,634            324,313
                                                 ------------------------------

Shareholders' equity:
   Common stock                                          189                188
   Additional paid-in capital                        177,296            174,654
   Retained earnings                                 114,018             85,237
   ESOP debt guarantee                                (2,995)            (3,417)
   Accumulated other comprehensive loss               (8,849)           (15,337)
                                                 ------------------------------
Total shareholders' equity                           279,659            241,325
                                                 ------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $   576,293        $   565,638
                                                 ==============================


                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                       NINE MONTHS ENDED
                                                                       -----------------
                                                             DECEMBER 30, 2007     DECEMBER 31, 2006
                                                             -----------------     -----------------

OPERATING ACTIVITIES:
Income from continuing operations                                $  28,550             $  22,447
Adjustments to reconcile income from continuing operations
to net cash providedby operating activities:
   Depreciation and amortization                                     6,378                 6,306
   Deferred income taxes                                            13,911                12,526
   Gain on sale of investments/real estate                            (433)               (4,745)
   Loss on early retirement of bonds                                 1,244                 4,069
   Stock option expense                                                944                 1,040
   Amortization/write-off of deferred financing costs                  814                 1,385
   Changes in operating assets and liabilities:
      Trade accounts receivable                                      3,439                 5,365
      Unbilled revenues and excess billings                          4,912                (1,187)
      Inventories                                                  (13,317)              (10,890)
      Prepaid expenses                                                 349                (1,564)
      Other assets                                                  (1,045)                 (297)
      Trade accounts payable                                          (502)               (2,033)
      Accrued and non-current liabilities                           (7,259)               (5,192)
                                                                 -------------------------------
Net cash provided by operating activities                           37,985                27,230
                                                                 -------------------------------

INVESTING ACTIVITIES:
(Purchase) sale of marketable securities, net                       (1,397)                2,052
Capital expenditures                                                (7,421)               (6,825)
Proceeds from sale of property                                       5,504                 2,051
Proceeds from discontinued operations note receivable                  417                   565
                                                                 -------------------------------
Net cash used by investing activities                               (2,897)               (2,157)
                                                                 -------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                                1,309                 2,334
Net (borrowings) payments under revolving line-of-credit
agreements                                                            (182)                2,294
Repayment of debt                                                  (27,728)              (43,668)
Deferred financing costs incurred                                       (2)                 (456)
Other                                                                  422                   438
                                                                 -------------------------------
Net cash used by financing activities                              (26,181)              (39,058)
                                                                 -------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                              3,511                   512
                                                                 -------------------------------
Net change in cash and cash equivalents                             12,418               (13,473)
Cash and cash equivalents at beginning of year                      48,655                45,598
                                                                 -------------------------------
Cash and cash equivalents at end of period                       $  61,073             $  32,125
                                                                 ===============================



                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA
(IN THOUSANDS, EXCEPT PERCENTAGE DATA)
                                              QUARTER ENDED                 QUARTER ENDED
                                            DECEMBER 30, 2007             DECEMBER 31, 2006          % CHANGE
                                      ----------------------------     -------------------------    -----------

PRODUCTS
--------
Net sales                                      $   140,478                   $   126,863                 10.7%
Gross profit                                        44,199                        37,654                 17.4%
   MARGIN                                             31.5  %                       29.7  %
Income from operations                              18,901                        16,143                 17.1%
   MARGIN                                             13.5  %                       12.7  %

SOLUTIONS
---------
Net sales                                      $    14,718                   $    15,181                 -3.0%
Gross profit                                         2,475                           969                155.4%
   MARGIN                                             16.8  %                        6.4  %
Income from operations                                 261                        (1,247)              -120.9%
   MARGIN                                              1.8  %                       (8.2) %

CONSOLIDATED
------------
Net sales                                      $   155,196                   $   142,044                  9.3%
Gross profit                                        46,674                        38,623                 20.8%
   MARGIN                                             30.1  %                       27.2  %
Income from operations                              19,162                        14,896                 28.6%
   MARGIN                                             12.3  %                       10.5  %



                                            NINE MONTHS ENDED             NINE MONTHS ENDED
                                            DECEMBER 30, 2007             DECEMBER 31, 2006          % CHANGE
                                      ----------------------------     -------------------------    -----------

PRODUCTS
--------
Net sales                                      $   417,556                   $   384,039                  8.7%
Gross profit                                       130,530                       114,967                 13.5%
   MARGIN                                             31.3  %                       29.9  %
Income from operations                              57,380                        49,991                 14.8%
   MARGIN                                             13.7  %                       13.0  %

SOLUTIONS
---------
Net sales                                      $    37,160                   $    48,924                -24.0%
Gross profit                                         6,070                         4,956                 22.5%
   MARGIN                                             16.3  %                       10.1  %
Income from operations                                (803)                       (1,211)               -33.7%
   MARGIN                                             (2.2) %                       (2.5) %

CONSOLIDATED
------------
Net sales                                      $   454,716                   $   432,963                  5.0%
Gross profit                                       136,600                       119,923                 13.9%
   MARGIN                                             30.0  %                       27.7  %
Income from operations                              56,577                        48,780                 16.0%
   MARGIN                                             12.4  %                       11.3  %



                          COLUMBUS MCKINNON CORPORATION
                                 ADDITIONAL DATA

                                                  DECEMBER 30, 2007               DECEMBER 31, 2006               MARCH 31, 2007
                                                  -----------------               -----------------               --------------

BACKLOG (IN MILLIONS)
   Products segment                                  $     54.9                      $     54.7                     $     53.2
   Solutions segment                                 $     17.0                      $      9.2                     $      9.6

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                                  55.1 days                       58.7 days                      56.4 days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                         4.7 turns                       4.8 turns                      5.8 turns
DAYS' INVENTORY                                            77.0 days                       76.2 days                      62.8 days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                               30.2 days                       33.7 days                      29.1 days

WORKING CAPITAL AS A % OF SALES                            19.7 %                          19.6 %                         20.1 %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE                    34.9 %                          42.7 %                         41.6 %
DEBT, NET OF CASH, TO TOTAL CAPITALIZATION                 24.1 %                          37.7 %                         33.8 %





                                   SHIPPING DAYS BY QUARTER

                            Q1          Q2          Q3          Q4         TOTAL
                            --          --          --          --         -----

              FY09          63          63          60          65          251

              FY08          63          63          60          63          249

              FY07          63          63          59          64          249